Exhibit 99.1

To:	Directors and Executive Officers of TopBuild Corp.

From:	Luis F. Machado, General Counsel and Secretary

Date:	June 15, 2026

Re:	Notice to Directors and Executive Officers of Blackout Period and Regulation BTR Trading Restrictions

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s (“SEC”) Regulation BTR, TopBuild Corp. (“TopBuild”) is required to notify you if certain restrictions are imposed on your trading in TopBuild equity securities (within the meaning of Rule 100(f) of Regulation BTR) due to a “blackout period” (within the meaning of Rule 100(b) of Regulation BTR) under the TopBuild Corp. 401(k) Plan (the “Plan”).

As you know, TopBuild and QXO, Inc. (“QXO”) have entered into an Agreement and Plan of Merger, dated April 18, 2026 (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, QXO will acquire TopBuild through a series of mergers (the “Merger”).

TopBuild has been informed of the anticipated need to institute a blackout period under the Plan of more than three consecutive business days in connection with the Merger (the “Blackout Period”) to allow for reconciliation and allocation of merger proceeds and related recordkeeping of the Plan’s TopBuild Stock Fund. During the Blackout Period, Plan participants will not be able to (1) transfer amounts in or out of the TopBuild Stock Fund (or, after the Merger, the QXO Stock Fund), (2) invest new contributions in the TopBuild Stock Fund (or, after the Merger, the QXO Stock Fund), or (3) receive a loan, withdrawal, or distribution if a portion of their account is invested in the TopBuild Stock Fund (or, after the Merger, the QXO Stock Fund).

Most importantly for purposes of this notice, during the Blackout Period until the effective time of the Merger (the “Pre-Merger Blackout Period”), participants in the Plan will not be able to purchase, sell or otherwise acquire or transfer an interest in the TopBuild Stock Fund (holding shares of TopBuild common stock, par value $0.01 per share) under the Plan. At the effective time of the Merger, the TopBuild Stock Fund will be replaced by a QXO Stock Fund (holding shares of QXO common stock, par value $0.00001 per share).

The Blackout Period is expected to begin on June 24, 2026, and end during the week ending July 18, 2026. Any inquiries during the week ending July 18, 2026 regarding whether the Blackout Period has ended may be directed to Fidelity at 1-800-835-5095.  The Pre-Merger Blackout Period is expected to end on July 1, 2026.

Applicable securities laws require that during a “blackout period” (within the meaning of Rule 100(b) of Regulation BTR) with respect to TopBuild’s equity securities, TopBuild’s directors and executive officers (as defined by Rules 100(c) and 100(h) of Regulation BTR) are prohibited from transacting in TopBuild

475 North Williamson Blvd, Daytona Beach, FL 32114 / Phone: 877-627-0334 / www.topbuild.com equity securities that are or were acquired by the directors and executive officers in connection with service or employment as a director or executive officer of TopBuild. Accordingly, this notice is intended to inform you that, during the Pre-Merger Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any TopBuild equity securities that you may acquire or previously acquired in connection with your service or employment as a director or executive officer of TopBuild. These prohibitions apply to you and to members of your immediate family who share your household, as well as certain trusts, corporations and other entities whose equity ownership may be attributed to you. Please note that these restrictions do not apply to certain limited trading activities, which include (i) dividend reinvestments pursuant to a broad-based plan that does not discriminate in favor of employees and operates on substantially the same terms for all plan participants, (ii) transactions pursuant to a 10b5-1 plan that is not entered into or modified during the applicable “blackout period” or while aware of the actual or approximate beginning or ending dates of the blackout period, and (iii) certain bona fide gifts.

These Pre-Merger Blackout Period restrictions are separate from, and in addition to, any other restrictions on trading TopBuild equity securities currently applicable to TopBuild’s directors and executive officers.

If you engage in a transaction that violates the restrictions described above, you may be required to forfeit any profits realized from such transaction (as determined in accordance with SEC rules), and may be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from making any trades in TopBuild equity securities during the Pre-Merger Blackout Period.

This notice will be filed with the SEC as part of a current report on Form 8-K.

Any inquiries regarding the Blackout Period may be directed to:

TopBuild Corp.

475 North Williamson Boulevard

Daytona Beach, Florida 32114

Attention: Lynda Walker, Director, Compensation and Benefits

Telephone Number: (386) 304-2200